UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Porter Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 18, 2011

To our shareholders:

You are cordially invited to attend the 2011 annual meeting of shareholders of Porter Bancorp, Inc. The meeting will be held on Wednesday, May 18, 2011, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223.

The enclosed Notice and Proxy Statement contain information about the matters to be voted on at the annual meeting.

We hope you can attend the annual meeting.  Whether or not you plan to attend, please complete, sign and return the enclosed proxy card in the envelope provided to ensure your shares are represented and voted at the annual meeting.

We appreciate your interest and investment in Porter Bancorp and look forward to seeing you at the annual meeting.

By order of the Board of Directors,

Maria L. Bouvette
President and CEO

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF PORTER BANCORP, INC.
WEDNESDAY, MAY 18, 2011

To our shareholders:

Notice is hereby given that the annual meeting of shareholders of Porter Bancorp, Inc. will be held on Wednesday, May 18, 2011, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223, to consider and act upon the following matters:

1.	Election of seven nominees as directors;
2.	Proposal to approve, in a non-binding advisory vote, the compensation of the company’s executives as disclosed in the accompanying proxy statement; and
3.	Such other business as may properly come before the meeting.

The close of business on April 7, 2011 is the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

Whether or not you plan to attend the meeting, please sign, date and promptly return the enclosed proxy.  If for any reason you desire to revoke your proxy, you may do so at any time before the voting as described in the accompanying proxy statement.

By order of the Board of Directors,

Maria L. Bouvette
President and CEO

April 18, 2011

2011 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

QUESTIONS AND ANSWERS

IMPORTANT NOTICE REGARDING THE AVAILABLILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 18, 2011:

The proxy statement, annual report on Form 10-K, and shareholder letter are available at www.pbibank.com under “Investor Relations.”

Why am I receiving these materials?

We are sending this Proxy Statement and the accompanying proxy card to our shareholders of record beginning on or about April 18, 2011. These materials are for use at the 2011 Annual Meeting of Porter Bancorp Shareholders, which will be held on May 18, 2011, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223. Our Board of Directors is soliciting proxies to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting.  In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.

 Who Can Vote?

You are entitled to vote if you were a shareholder of record of Porter Bancorp stock as of the close of business on April 7, 2011. Your shares can be voted at the meeting only if you are present in person or represented by a valid proxy.

What constitutes a quorum and how many shares are outstanding?

A majority of the votes entitled to be cast by the holders of the outstanding shares of Porter Bancorp stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of Porter Bancorp Shareholders. On April 7, 2011, there were 11,838,438 shares of Porter Bancorp stock outstanding.

Who is entitled to vote?

Holders of Porter Bancorp stock are entitled to one vote on each matter submitted to a vote of shareholders for each share of Porter Bancorp stock owned on April 7, 2011.  All shares entitled to vote and represented in person or by properly completed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted in accordance with instructions indicated on those proxies.

What am I voting on?

You are voting on the election of seven directors and the non-binding approval of our executive compensation program.  Our board recommends that you vote your shares “FOR” each of the nominees for director and “FOR” the approval of our executive compensation.  We are not aware of any other business to be acted upon at the annual meeting.

How many votes are required for approval?

Directors are elected by a plurality of the votes cast, which means the seven nominees who receive the largest number of properly executed votes will be elected as directors. Cumulative voting is not permitted. Shares that are represented by proxies marked “withhold authority” for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons. The remaining matters to be considered at the meeting will be approved if the number of votes cast in favor of the matter is greater than the number opposing it. Abstentions will be counted as present for purposes of determining whether a quorum exists, but will have no effect on the outcome of any matter.

How do I vote?

You may vote by proxy or in person at the meeting. To vote by proxy, simply mark your proxy card, date and sign it and return it in the envelope provided.  The Board has designated two individuals to vote the shares represented by proxies solicited by the Board at the Annual Meeting.  If you properly submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies “FOR” the election of all of the director nominees and “FOR” the approval of our executive compensation. The designated proxies will vote in their discretion on any other matter that may properly come before the meeting. At the date the Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

If you wish to vote in person at the meeting and you hold your shares through a broker, bank or other institution, you are considered a “street name” shareholder and you must obtain a “legal proxy” from your broker or bank in order to vote in person at the meeting.  Please contact the institution holding your shares for information on how to obtain a legal proxy.

 How can I revoke my proxy?

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You may do this by (a) signing another proxy card with a later date and returning it to us before the meeting or (b) attending the meeting in person and casting a ballot.

How may I obtain Porter Bancorp’s 10-K and other financial information?

A copy of our 2010 Annual Report on Form 10-K, is enclosed.  Shareholders and prospective investors may request a free copy of our 2010 Annual Report on Form 10-K by writing to:

C. Bradford Harris
Corporate General Counsel
Porter Bancorp, Inc.
2500 Eastpoint Parkway
Louisville, Kentucky 40223
502-499-4800

The Form 10-K is also available at www.pbibank.com. Click on “Investor Relations” and “SEC Filings.”

Who can help answer my questions?

If you have questions or would like to receive additional copies of this proxy statement or voting materials, please contact C. Bradford Harris, Corporate General Counsel, as described above.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board of Directors is comprised of seven directors who serve for a one-year term and until their successors are elected and qualified.  Our articles of incorporation and bylaws provide for a board of directors consisting of not less than two nor more than 15 members, with the actual number of directors to be set by the board of directors.  The number of directors is currently fixed at seven. The Nominating and Corporate Governance Committee and the Board of Directors has nominated the following individuals for election as directors: J. Chester Porter, Maria L. Bouvette, David L. Hawkins, W. Glenn Hogan, Sidney L. Monroe, Stephen A. Williams and W. Kirk Wycoff. Each of the nominees is a current member of the Board of Directors. None of the nominees currently serves as a director of any other public or registered investment company, nor have they held any such directorship, except as indicated below.

Neither the Nominating and Corporate Governance Committee nor the Board of Directors has reason to believe that any nominee for director is unwilling or unable to serve following election. However, if that were to occur, the holders of the proxies solicited hereby will vote for such substitute nominees as the Nominating and Corporate Governance Committee or the Board of Directors may recommend.

The following table provides biographical information for each nominee and our other executive officers:

Nominee	Age	Principal Occupation and Other Information	Director Since

J. Chester Porter	70
Mr. Porter is our chairman of the board and general counsel. He also serves as a director of two affiliated banks. Mr. Porter brings us 28 years of experience in the banking industry. Through his 24 years of service to our company, Mr. Porter has developed a deep institutional knowledge and perspective regarding our strengths, challenges and opportunities.  Mr. Porter also brings legal skills as a practicing attorney for over 40 years. Mr. Porter is also active in civic and community activities and contributes to Porter Bancorp his experience as the Chairman of the University of Louisville Foundation board and the past Chairman of the University of Louisville board of trustees. He has also served on Campbellsville University’s board of trustees and executive committee since 1985.
			1988

Maria L. Bouvette	54
Ms. Bouvette is our president and chief executive officer. She also serves as chief financial officer and a director of two affiliated banks. Ms. Bouvette is a CPA and brings us 28 years of experience in the banking industry.  Ms. Bouvette has skills and extensive experience with management, public accounting and finance. Though her 24 years of service to our company, Ms. Bouvette has also developed a deep institutional knowledge and perspective regarding our strengths, challenges and opportunities. Ms. Bouvette is a member of the board of trustees of Norton Healthcare, a not-for-profit integrated healthcare delivery organization. Before joining Porter, Ms. Bouvette served as a manager of Deloitte Haskins & Sells (now Deloitte & Touche).
			1988

David L. Hawkins	55
Mr. Hawkins is a CPA, farmer and private investor.  Mr. Hawkins has extensive financial industry experience, and brings both financial services and corporate governance perspective to Porter Bancorp as the former president and chief executive officer of Pioneer Bank, Canmer, Kentucky (which merged with us in 1994).  Mr. Hawkins has served as a director of PBI Bank or one of its predecessors since 1994.  Mr. Hawkins also brings to us experience and skills in public accounting as a certified public accountant. Before becoming president and chief executive officer of Pioneer Bank, Mr. Hawkins was a partner in Taylor, Polson, Woosley and Hawkins, a public accounting firm in Glasgow, Kentucky.  Mr. Hawkins serves as the chairman of our audit committee and is a member of our nominating and corporate governance committee.
			2006

Nominee	Age	Principal Occupation and Other Information	Director Since

W. Glenn Hogan	49
Mr. Hogan is founder, president and chief executive officer of Hogan Real Estate, a full service commercial real estate development company headquartered in Louisville, Kentucky.  Hogan Real Estate provides real estate services for retailers, institutional and private property owners and investors.  Mr. Hogan has over twenty years of real estate development experience and has developed over five million square feet of retail space in the Midwest and Southeast.  Mr. Hogan is a certified commercial investment member and is past president of the Kentucky State CCIM Chapter.  Mr. Hogan brings executive decision making and risk assessment skills as a result of his experience in the commercial real estate industry. Mr. Hogan’s experience in real estate development is especially important as we manage through the current downturn. Mr. Hogan also brings to us experience and skills in the banking industry and governance perspective and experience from his previous service on the board of directors of another community bank based in Louisville.  Mr. Hogan served as a director of US Wireless Online, Inc. from August 2005 until May 2006. Mr. Hogan serves as chairman of our compensation committee and as chairman of our nominating and corporate governance committee.
			2006

Sidney L. Monroe	70
Mr. Monroe is a retired certified public accountant who brings to us skills in public accounting and extensive experience in the banking industry.  From 1990 to 2001, Mr. Monroe was a partner in Kent, Gay and Monroe, an audit and consulting services firm that primarily advised small and medium-sized businesses.  Before 1990, he held numerous positions during a 20 year career at Deloitte Haskins & Sells (now Deloitte & Touche), including partner in charge of several offices, including the Louisville office.  While at Deloitte, Mr. Monroe was designated as a specialist in the financial institutions field.  Mr. Monroe serves as a member of our audit committee.
			2006

Stephen A. Williams	60
Mr. Williams brings executive decision making skills and business acumen to us from his service as the President and Chief Executive Officer of Norton Healthcare, a not-for-profit integrated healthcare delivery organization that is the largest healthcare provider and third largest employer in Louisville, Kentucky.  Norton Healthcare owns and operates five hospitals, 14 outpatient centers and 350 employed medical providers at some 50 locations.  Norton Healthcare has approximately $1.5 billion in assets and over 10,000 employees, including 2,000 physicians.  Additionally, as the president and CEO of Norton Healthcare, Mr. Williams has over 39 years of experience overseeing the preparation of financial statements and the review of accounting matters. Mr. Williams serves as a member of our audit and compensation committees and as the lead independent director.
			2006

Nominee	Age	Principal Occupation and Other Information	Director Since

W. Kirk Wycoff	52
Mr. Wycoff has been a managing member of Patriot Financial Partners, L.P., a private equity fund headquartered in Philadelphia focused on investing in community banks and thrifts throughout the U.S. since 2007.  Mr. Wycoff also currently serves as Chairman of Continental Bank of Plymouth Meeting, Pennsylvania, a $500 million community bank.  From 2005 to 2007, Mr. Wycoff served as President and CEO of Continental Bank.  From 1991 to 2004, Mr. Wycoff served as Chairman and CEO of Progress Financial Corp.  During his tenure with Progress, the bank grew from $280 million in assets and seven offices, to more than $1.2 billion in assets and 21 offices.  Early in his career, Mr. Wycoff served as Chairman and CEO of Crusader Savings Bank, a Philadelphia community bank, which he transformed into a profitable mortgage lender.  He also held senior level positions with Girard Bank and the Philadelphia Savings Fund Society. Mr. Wycoff brings extensive leadership and community banking experience to our Board, including executive management experience, as well as public company expertise and risk assessment skills. In addition, he provides perspective to the Board as a key investor in the Company. In addition, he provides the perspective of a significant, non-employee investor.  Mr. Wycoff has been designated by Patriot Financial Partners to serve on our board of directors, as provided by the terms of our June 2010 stock purchase agreement. Mr. Wycoff serves as a member of our compensation and nominating and corporate governance committees.
			2010

Other Executive Officers	Age	Principal Occupation and Other Information

David B. Pierce	51
Mr. Pierce is our chief financial officer and the chief risk officer of PBI Bank. From 1984 to 1989, Mr. Pierce served as a manager at Coopers & Lybrand (now PricewaterhouseCoopers) where he was responsible for audits of public and private entities including financial institutions. Before 1984, Mr. Pierce was a senior accountant at Deloitte Haskins & Sells (now Deloitte & Touche). He is a certified public accountant and has over 20 years of banking and management experience. Mr. Pierce also serves as a director of PBI Bank.

C. Bradford Harris	40
Mr. Harris is our executive vice president and corporate general counsel.  He joined Porter Bancorp as corporate general counsel in October 2006.  Prior to joining Porter Bancorp, Mr. Harris was a member of Frost Brown Todd LLC, where he specialized in banking, securities, mergers and acquisitions and general corporate law.  Mr. Harris has over 10 years of banking experience.

The Board recommends that you vote “FOR” the election of the seven nominees.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our board of directors has adopted corporate governance principles that address the role and composition of our board of directors and the functions of our board and the board’s committees. We regularly review and may revise our corporate governance principles from time to time in response to changing regulatory requirements, evolving best practices and concerns expressed by our shareholders and other constituents. Our corporate governance principles are available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.”

Controlled Company Status and Director Independence

We are a “controlled company” within the meaning of the NASDAQ corporate governance rules by virtue of the voting control of Mr. Porter and Ms. Bouvette, who together own more than 50% of our sole class of voting stock.  A “controlled company” may elect not to comply with the following NASDAQ corporate governance rules:

●	A majority of its board of directors must consist of “independent directors,” as defined by the NASDAQ rules;
●
Decisions regarding the compensation paid to executive officers must be made either by a compensation committee composed entirely of independent directors or by a majority of the independent directors; and

●
Nominations for election to the board of directors must be made either by a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities or by a majority of the independent directors.

The “controlled company” exception does not modify requirements under the Securities Exchange Act of 1934, SEC rules and the NASDAQ corporate governance rules that we have an audit committee comprised of at least three directors, all of whom must be independent as defined by the Exchange Act and the SEC and NASDAQ rules. We anticipate that at least one member of our audit committee will always qualify as an audit committee financial expert.

Our principles provide that it is our policy that a majority of the members of the Board be independent from management.  For this purpose, the Board has adopted Director Independence Standards that meet the listing standards of the NASDAQ corporate governance rules. In accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee undertakes an annual review of director independence during the first quarter of each year.  During this review, the Board considers any and all commercial and charitable relationships of directors, including transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries. Following the review in 2011, the Board affirmatively determined that each of the directors nominated for election at this Annual Meeting, except our Chairman, Mr. Porter, and our President and Chief Executive Officer, Ms. Bouvette, is independent of the Company and its management in that none have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, in accordance with the NASDAQ corporate governance rules.

Director Nominations and Qualifications

In making its nominations for persons to be elected to the board of directors and included in our proxy statement, the Nominating and Corporate Governance Committee evaluates incumbent directors, board nominees and persons nominated by shareholders, if any.  The committee reviews each candidate in light of the selection criteria set forth in our corporate governance principles. Candidates are selected based on their integrity, independence, diversity of experience, leadership and their ability to exercise sound judgment.   While we do not have a separate diversity policy, the committee does consider the diversity of experience of its nominees in knowledge, skills, expertise and other demographics that may contribute to the board.  When considering potential board members, the committee will look at all of the foregoing criteria and the current and anticipated needs of the Company.  The various qualifications and criteria are normally considered at a committee meeting during the month of January of each calendar year so that the respective names can be placed on the ballot for the annual meeting which is customarily held in May.  All of the nominees for election as directors for the 2011 annual meeting were nominated by the committee.  The committee did not receive any stockholder nominations for directors.

Board Leadership Structure

J. Chester Porter serves as Chairman of the Board of the Company and Maria L. Bouvette serves as President and Chief Executive Officer of the Company. The Board of Directors believes that Mr. Porter’s service as Chairman of the Board and Ms. Bouvette’s service as Chief Executive Officer is appropriate, given their significant combined shareholdings. Because Mr. Porter and Ms. Bouvette beneficially owned approximately 51% of our outstanding common stock, as of December 31, 2010, the Board believes that their interests are well aligned with those of shareholders.  In addition, as the founders of Porter Bancorp, Mr. Porter and Ms. Bouvette possess in-depth strategic and operational knowledge of the opportunities and challenges facing the Company and together are best positioned to develop agendas that focus on matters that merit review by the Board of Directors. This structure also promotes decisive leadership, accountability and clarity in the overall direction of the Company’s business strategy. The Board also believes that this approach facilitates clear and consistent communication of the Company’s strategy to all stakeholders.

As a “controlled company,” the Company is not legally required to have a majority of independent directors, Nevertheless, a majority of our Board is in fact comprised of independent directors who can act as a counterbalance to Mr. Porter and Ms. Bouvette.  Consistent with NASDAQ’s listing requirements, the independent directors regularly have the opportunity to meet in executive session without management or any non-independent directors in attendance.  In 2010, the independent directors met four times in executive session. Mr. Williams serves as the “lead” independent director.  The lead independent director assists the board in communicating issues to management and serves as chairman of the independent director executive sessions. The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, and also monitors the Company’s risk profile. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and risk management initiatives.

Board Structure and Committee Composition

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include an audit committee, a compensation committee and a nominating and corporate governance committee.  Our committee charters are available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.”

Audit Committee

Our audit committee is comprised of Mr. Hawkins, Mr. Monroe and Mr. Williams. Our board of directors has determined that Messrs. Hawkins, Monroe and Williams currently meet the independence requirements of the NASDAQ corporate governance rules and relevant federal securities laws and regulations. The audit committee is responsible for and assists our board in monitoring the integrity of the financial statements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function and our independent registered public accounting firm and our compliance with legal and regulatory requirements. Mr. Hawkins and Mr. Monroe each qualify as an audit committee financial expert.

Compensation Committee

Our compensation committee is comprised of Mr. Hogan, Mr. Williams and Mr. Wycoff. The compensation committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs. The compensation committee is also responsible for producing an annual report on executive compensation for inclusion in this proxy statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Mr. Hogan, Mr. Hawkins and Mr. Wycoff.  The nominating and corporate governance committee assists our board of directors in promoting our best interests and the best interests of our shareholders through the implementation of sound corporate governance principles and practices. In furtherance of this purpose, the nominating and corporate governance committee identifies individuals qualified to become board members and recommend to our board of directors the director nominees for the next annual meeting of shareholders. It also reviews the qualifications and independence of the members of our board of directors and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any recommended changes in the composition of our board.

Meeting Attendance

During 2010, our board of directors met 11 times.  No director attended fewer than 75 percent of the total number of meetings of the board of directors and the committees on which he or she served.  All directors and director nominees are expected to attend each annual meeting of shareholders, unless an emergency prevents them from doing so.  All directors attended last year’s annual meeting.

Board’s Role in Risk Oversight

As a bank holding company, we face a number of risks, including general economic risk, credit risk, regulatory risk, liquidity risk, interest rate risk, audit risk, reputational risk and others. Management is responsible for the day-to-day management of risks to the company, and the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full board of directors is charged with ultimate oversight responsibility for risk management, various standing committees of the board also have responsibilities with respect to our risk oversight. In particular, the audit committee plays a large role in monitoring and assessing our risk related to financial reporting and accounting matters as well as any other particular areas of concern of the board.  The chair of our audit committee is also a director of our subsidiary, PBI Bank. The board’s compensation committee monitors and assesses the various risks associated with compensation policies, and oversees incentives that encourage performance subject to a level of risk-taking consistent with our overall strategy.

In an effort to apply greater focus on organizational risk, we appointed our Chief Financial Officer, David Pierce, as the Enterprise-wide Chief Risk Officer of PBI Bank in January 2010.  Mr. Pierce is responsible for developing and implementing enterprise-wide risk management strategies and reporting periodically to the board on matters related to risk management.  We believe that having a dedicated senior risk management officer enables our management team to identify organizational risks of all types sooner so that risks can be addressed more quickly and effectively.

Code of Business Conduct and Ethics

Our Board has adopted the Code of Business Conduct and Ethics that sets forth important company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our directors and employees. In addition, the Board has adopted the Code of Ethics for CEO and Senior Financial Officers that supplements the Code of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for CEO and Senior Financial Officers applies to the Company’s Chairman, Chief Executive Officer, Chief Financial Officer and PBI Bank’s Chief Financial Officer. The Code of Ethics for CEO and Senior Financial Officers is available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.” We will post any amendments to, or waivers from, our Code of Ethics for CEO and Senior Financial Officers on our website.

Employees must report any conduct they believe in good faith to be an actual or apparent violation of our Code of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the audit committee has established confidential procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Stock Ownership Guidelines

Our Corporate Governance Guidelines require all non-employee directors to hold at least 1,000 of our shares while serving as a director of the Company.  Shares that may be acquired through the exercise of stock options are included in calculating the number of shares of ownership to determine whether this minimum ownership requirement has been met. All directors are expected to be in compliance with the stock ownership guidelines within five years of becoming a director.

Board Compensation

Compensation of Directors

Each director receives a fee of $15,000 per year, which is paid in quarterly increments, and each non-employee director receives $500 for each committee meeting attended.  Our executives who serve on the boards of directors of Porter Bancorp and PBI Bank are paid the same cash director fees as those paid to non-employee directors. Although paying cash director fees to “inside” executives who serve on boards of directors is not the prevalent market practice, it has been the historical practice at Porter Bancorp for many years and constitutes a small portion of affected executive’s total compensation amount.  Directors J. Chester Porter, Maria L. Bouvette and David L. Hawkins also serve as directors of PBI Bank.  Each bank director receives $500 for each board meeting attended.  The directors fees paid to Mr. Porter and Ms. Bouvette are included in the “All Other Compensation” column of the Summary Compensation Table.

In addition to the board and committee fees, non-employee directors are granted restricted shares of common stock on an annual basis.  Pursuant to our Amended and Restated 2006 Non-Employee Directors Stock Ownership Incentive Plan, non-employee directors of Porter Bancorp are automatically granted 500 restricted shares and non-employee directors of PBI Bank are automatically granted 100 restricted shares on the first day of the month after our annual meeting of shareholders, which will be June 1, 2011.

Restricted shares are shares of our common stock that may not be transferred, and are subject to forfeiture, during a specified period.  Directors that are granted restricted shares will have all of the same rights as a shareholder, including the right to vote the restricted shares and the right to receive dividends.  One-sixth of the restricted shares of common stock will vest on each six month anniversary of the date of grant as long as the director is continuing to serve on the board of directors.  If a director ceases to serve on the board of directors for any reason, the director will automatically forfeit the unvested portion of the restricted shares.  In the event of a change in control, the restriction on the sale of any unvested restricted shares will end.  Under the 2006 Directors Plan, a change in control means (i) the disposal of our business or the business of PBI Bank pursuant to a liquidation, sale of assets or otherwise, (ii) any person, group or entity acquiring or gaining ownership or control of more than 50% of our outstanding shares or the outstanding shares of PBI Bank, other than any trustee or other fiduciary holding shares under any employee benefit plan, or (iii) during any period of two consecutive years, individuals who were our directors at the beginning of that period cease to constitute a majority of the board of directors, unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period.

Before 2008, the 2006 Directors Plan automatically granted an option for 5,000 shares of common stock to each non-employee director of Porter Bancorp and 1,000 shares of common stock to each non-employee director of PBI Bank in office on the first day of the month after our annual meeting of shareholders. The exercise price was equal to the closing sale price of our shares of common stock as reported on the NASDAQ Global Market on the date of grant. Each option granted became exercisable with respect to one-sixth of the shares of common stock subject to the option on each six month anniversary of the date of grant as long as the director continued to serve on the board of directors. If a director ceases to serve on the board of directors for any reason, the director will automatically forfeit the unvested portion of the option. Each option expired on the fifth anniversary of the date on which it was granted.

The following table provides information on 2010 compensation for non-employee directors.

Name	Fees Earned or Paid in Cash (1)		Stock Awards (2)	Option Awards	All Other Compensation		Total
David L. Hawkins	$17,250	(3)	$7,584	-	$9,000	(8)	$33,834
W. Glenn Hogan	15,750	(4)	6,320	-	-		22,070
Sidney L. Monroe	16,250	(5)	6,320	-	-		22,570
Stephen A. Williams	17,250	(6)	6,320	-	-		23,570
W. Kirk Wycoff	6,250	(7)	-	-	-		6,250

(1)	Each director received $1,250 for each board meeting attended and $500 for each committee meeting attended.
(2)
On June 1, 2010, each non-employee director received a restricted stock award of 500 shares with a grant date fair value of $12.64 per share. Mr. Hawkins received an additional restricted stock award of 100 shares as a member of PBI Bank’s board of directors. The restricted shares vest in one-sixth increments every six-month anniversary of the grant date over three years. The amounts in Stock Awards column reflects the grant date fair value for the restricted stock awards for the fiscal year ended December 31, 2010. The assumptions used in the calculation of these amounts for awards granted in 2010 are included in Note 2 “Stock Plans and Stock-based Compensation” in the “Notes to Consolidated Financial Statements” included within our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(3)	Mr. Hawkins received $2,500 for attendance at audit committee meetings and $1,000 for nominating and corporate governance committee meetings during 2010.
(4)	Mr. Hogan received $1,000 for attendance at compensation committee meetings and $1,000 for nominating and corporate governance committee meetings in 2010.
(5)	Mr. Monroe received $2,500 for attendance at audit committee meetings during 2010.
(6)	Mr. Williams received $2,500 for attendance at audit committee meetings and $1,000 for compensation committee meetings during 2010.
(7)	Mr. Wycoff became a member of the Board, effective August 1, 2010. Mr. Wycoff’s fees are paid to Patriot Financial Manager LP.
(8)	Mr. Hawkins received $6,000 in PBI Bank director fees and $3,000 for attendance at trust committee meetings during 2010.

STOCK OWNERSHIP OF DIRECTORS, OFFICERS,
AND PRINCIPAL SHAREHOLDERS

As of March 31, 2011, Porter Bancorp had 11,846,038 shares of common stock issued and outstanding. The information provided below is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

Under SEC rules, a person is deemed to beneficially own any shares as to which the entity or individual has the right to acquire within 60 days of March 31, 2011 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares these powers with his or her spouse) with respect to the shares set forth in the following table.

Security Ownership of Directors and Management

The following table shows, as of March 31, 2011, the number and percentage of shares of common stock held by (1) Porter Bancorp’s directors and nominees, (2) each of the named executive officers set forth in the Summary Compensation Table and (3) current directors and named executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class
Directors and Nominee
J. Chester Porter(2)	3,196,405	27.0%
Maria L. Bouvette	2,861,201	24.2
David L. Hawkins(3)	18,776	*
W. Glenn Hogan(4)	20,300	*
Sidney L. Monroe(5)	18,936	*
Stephen A. Williams(6)	15,551	*
W. Kirk Wycoff(7)(8)	1,173,629	9.9

Other Named Executive Officers
David B. Pierce(9)	22,261	*
C. Bradford Harris(10)	15,451	*

Named Executive Officers and Directors as a Group	7,342,510	61.7
_______________
*	Represents beneficial ownership of less than 1%.
(1)	The business address for these referenced individuals is c/o Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223.
(2)	Includes 4,542 shares of common stock held by a company of which Mr. Porter is the sole owner.
(3)	Includes 1,159 shares that are jointly held with his spouse and 13,892 shares of common stock that may be acquired pursuant to exercisable stock options.
(4)	Includes 5,789 shares of common stock which may be acquired pursuant to stock options that may be acquired pursuant to exercisable stock options.
(5)	Includes 11,578 shares of common stock which may be acquired pursuant to stock options that may be acquired pursuant to exercisable stock options.
(6)	Includes 11,578 shares of common stock which may be acquired pursuant to stock options that may be acquired pursuant to exercisable stock options.
(7)
Includes 1,000,752 shares of common stock and 270,341 shares of Series C Preferred Stock held by Patriot Financial Partners, L.P. and 172,877 shares of common stock and 46,701 shares of Series C Preferred Stock held by Patriot Financial Partners Parallel, L.P. Patriot Financial Partners, GP, L.P. ("Patriot GP") is a general partner of each of Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the "Funds") and Patriot Financial Partners, GP, LLC ("Patriot LLC") is a general partner of Patriot GP. In addition, Mr. Wycoff is one of the general partners of the Funds and Patriot GP and a member of Patriot LLC. Accordingly, securities owned by the Funds may be regarded as being beneficially owned by Mr. Wycoff.

(8)
Does not include 317,042 shares of non-voting preferred stock and warrants to purchase 717,393 shares of non-voting common stock held by the Patriot Funds. Both the non-voting preferred stock and the non-voting common stock convert into common stock automatically only if, and to the extent that, the holder beneficially owns, together with affiliates, less than 9.9% of the outstanding shares of common stock.

(9)	Includes 1,159 shares that are held by Mr. Pierce as trustee for a living trust.
(10)	Includes 5,789 shares of common stock which may be acquired pursuant to stock options that may be acquired pursuant to exercisable stock options.

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of the common stock by any shareholder known to us, based on public filings made with the SEC, to own 5% or more of the outstanding shares of our common stock.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class

Patriot Financial Group(1) Cira Centre 2929 Arch Street, 27th Floor Philadelphia, PA 19104-2868	1,173,629	9.9%

Mendon Capital Advisors Corp. (2) 150 Allens Creek Road Rochester, NY 14618	888,737	7.3

Stieven Capital Advisors, L.P. (3) 12412 Powerscourt Drive, Suite 250 St. Louis, MO 63131	751,231	6.2

Clinton Group, Inc. (4) West 57th Street, 26th Floor New York, NY 10019	744,135	6.1
_______________
(1)
The information regarding beneficial ownership is included in reliance on a Schedule 13D filed with the SEC on June 10, 2010, jointly on behalf of Patriot Financial Partners, L.P., Patriot Financial Partners Parallel, L.P., Patriot Financial Partners GP, L.P., Patriot Financial Partners GP, LLC, W. Kirk Wycoff, Ira M. Lubert and James J. Lynch (collectively, the “Patriot Financial Group”) and updated information provided to the Company. The Patriot Financial Group may be deemed to have beneficial ownership of the shares reflected in the table as of March 31, 2011. The Patriot Financial Group reported aggregate beneficial ownership of 1,173,629 shares, or 9.9% of the Company’s common stock as of such date, including 1,000,752 shares of common stock held by Patriot Financial Partners, L.P. and 172,877 shares of common stock held by Patriot Financial Partners Parallel, L.P. The Patriot Financial Group also may be deemed to have beneficial ownership of 317,042 shares of non-voting preferred stock and warrants to purchase 717,393 shares of non-voting common stock held by the Patriot Funds.  Both the non-voting preferred stock and the non-voting common stock convert into common stock automatically only if, and to the extent that, the holder beneficially owns, together with affiliates, less than 9.9% of the outstanding shares of common stock.

(2)
The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with the SEC on February 14, 2011, jointly on behalf of Mendon Capital Advisors Corp. and Anton V. Schutz (collectively, “Mendon”).  Mendon may be deemed to have beneficial ownership of the shares reflected in the table. Mendon reported aggregate beneficial ownership of 888,737 shares, or 7.3% of the Company’s common stock as of such date, including warrants to purchase 228,261 shares of common stock.

(3)
The information regarding beneficial ownership is included in reliance on a Schedule 13G/A filed with the SEC on February 9, 2011, jointly on behalf of Stieven Financial Investors, L.P., Stieven Financial Offshore Investors, Ltd., Stieven Capital GP, LLC, Stieven Capital Advisors, L.P., Stieven Capital Advisors GP, LLC, Joseph A. Stieven, Stephen L. Covington and Daniel M. Ellefson (collectively, “Stieven”). Stieven may be deemed to have beneficial ownership of the shares reflected in the table. Stieven reported aggregate beneficial ownership of 751,231 shares, or 6.2% of the Company’s common stock as of such date, including warrants to purchase 228,261 shares of common stock.

(4)
The information regarding beneficial ownership is included in reliance on a Schedule 13G/A filed with the SEC on March 23, 2011, jointly on behalf of Clinton Group, Inc., Clinton Magnolia Master Fund, Ltd. and George Hall  (collectively, “Clinton”). Clinton may be deemed to have beneficial ownership of the shares reflected in the table. Stieven reported aggregate beneficial ownership of 744,135 shares, or 6.1% of the Company’s common stock as of such date, including warrants to purchase 228,261 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

Our Audit Committee has the responsibility to review and approve or ratify all transactions, other than loans and extensions of credit, between the Company and related parties, including without limitation, fees and commissions for services, purchases or sales of assets, rental arrangements and any other financial arrangement.

As a bank, we are not subject to Section 402 of the Sarbanes-Oxley Act of 2002, which prohibits any issuer to extend, renew or arrange for the extension of credit in the form of a personal loan to or for any director or executive officer of that issuer.  However, loans must be made:

●	in the ordinary course of our consumer credit business;

●	of a type we generally make available to the public; and

●	on market terms, or terms that are no more favorable than those offered by the issuer to the general public.

We have long-standing policies and procedures governing our extension of credit to related parties in compliance with the insider lending restrictions of Section 22(h) of the Federal Reserve Act or the Federal Reserve’s Regulation O. All loans to directors and executive officers or their affiliates are approved by the Board of Directors of PBI Bank. As of December 31, 2010, the aggregate amount of all loans outstanding to our executive officers and directors, the executive officers and directors of PBI Bank and the firms and corporations in which they have at least a ten percent beneficial interest was approximately $1.7 million.

Our officers, directors and principal shareholders and their affiliates and certain of the officers and directors of PBI Bank and their affiliates have conducted banking transactions with PBI Bank from time to time, including investments in certificates of deposit.  All such investments have been made, and will continue to be made, only in the ordinary course of business of PBI Bank on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Management Service Agreements and Loan Participations with Banks Under Common Control

Our chairman, J. Chester Porter and his brother, William G. Porter, each own a 50% interest in Lake Valley Bancorp, Inc., the parent holding company of The Peoples Bank, Taylorsville, Kentucky, located approximately 25 miles southeast of Louisville in Spencer County.  J. Chester Porter, William G. Porter and our president and chief executive officer, Maria L. Bouvette, serve as directors of this bank.

Our chairman, J. Chester Porter owns an interest of approximately 36.0% and his brother, William G. Porter, owns an interest of 3.0% in Crossroads Bancorp, Inc., the parent holding company of The Peoples Bank, Mount Washington, Kentucky, located approximately 20 miles south of Louisville in Bullitt County. PBI Bank also has banking offices in Bullitt County.  J. Chester Porter and our president and chief executive officer, Maria L. Bouvette, serve as directors of this bank.

We have entered into management services agreements with each of these banks. Each agreement provides that our executives and employees provide management and accounting services to the subject bank, including overall responsibility for establishing and implementing policy and strategic planning. Maria Bouvette also serves as chief financial officer of each of the banks. We received a $4,000 monthly fee from The Peoples Bank, Taylorsville and a $2,000 monthly fee from The Peoples Bank, Mount Washington for these services in 2010. We receive a $4,000 monthly fee from The Peoples Bank, Taylorsville and a $2,000 monthly fee from The Peoples Bank, Mount Washington for these services in 2011.

From time to time, these banks may also participate with PBI Bank in making loans to certain borrowers when our executive officers believe it is mutually beneficial to do so. As of December 31, 2010, we had $4.3 million of participations in real estate loans purchased from, and $19.7 million of participations in real estate loans sold, to these affiliate banks.  We believe the terms of our arrangements with these two banks in which J. Chester Porter and William G. Porter have substantial ownership interests are fair and reasonable to us and to the other banks. We have had the terms of our management services agreements with these banks reviewed by an independent accounting firm from time to time. The terms of these arrangements are also subject to ongoing review by the independent directors on our audit committee.

Other Transactions in Which Related Parties Have an Interest

Our chairman, J. Chester Porter is the owner of Porter & Associates, a law firm that we retained during our last fiscal year and will retain in the future. We paid $185,300 to Porter & Associates for legal services provided during 2010. In addition, Porter & Associates received fees from borrowers for its representation of PBI Bank in connection with loan closings.

Keith Griffee, the son-in-law of J. Chester Porter, is PBI Bank’s President of the Bullitt County Market.  Jack C. Porter, Mr. Porter’s son, serves as an advisory director of our Bullitt County banking office and from time to time provides real estate-related services to PBI Bank. Albert J. Bouvette, brother of our president and chief executive officer, Maria L. Bouvette, is an employee of PBI Bank’s information technology department. None of these individuals received compensation in excess of $120,000 for their services in such capacities during 2010.

In 1994, J. Chester Porter and Maria L. Bouvette issued a promissory note to David L. Hawkins, a director and chairman of our audit committee, in the principal amount of $500,000 as part of the consideration paid to Mr. Hawkins in connection with the acquisition of Pioneer Bank by a predecessor of our company. The promissory note bears interest at the prime rate plus 1% per annum (currently 4.25%) and payments of interest only are due quarterly. The loan is secured by a mortgage on real estate. The original term of the note has been extended from January 1, 2007 to January 1, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who own more than 10 percent of our common stock, to file reports of ownership and changes in ownership with the SEC. Directors, executive officers, and greater than 10 percent beneficial owners, referred to as “reporting persons,” are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, we believe that during 2010 all reporting persons complied with the filing requirements of Section 16(a), except for the initial Form 3 filed late by Mr. Wycoff.

COMPENSATION DISCUSSION AND ANALYSIS

The compensation committee of our Board of Directors is responsible for developing specific policies regarding compensation of our executive officers, as well as evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs implementing and administering all aspects of our benefit and compensation plans and programs.  Our compensation committee is comprised of Mr. Hogan, Mr. Williams and Mr. Wycoff. Our board of directors has determined that all of the committee members currently meet the independence requirements of the NASDAQ corporate governance rules and relevant federal securities laws and regulations.  As previously discussed, we are a “controlled company” within the meaning of the NASDAQ corporate governance rules.  A controlled company may elect not to comply with certain NASDAQ corporate governance rules, including the requirement that decisions regarding the compensation paid to executive officers must be made either by a compensation committee composed entirely of independent directors or by a majority of the independent directors.  Since 2009, all the members of our compensation committee have been independent.  As a practical matter, our controlled company status also gives Mr. Porter and Ms. Bouvette the ability to assert significant influence over executive compensation decisions.  We have not engaged any compensation consultants.

Executive Compensation Philosophy and Objectives

Our philosophy for executive compensation is to attract, retain and reward excellent executives and align their interests with the interests of our shareholders.  To promote this philosophy, we have established the following objectives:

●
provide fair and competitive compensation to executives, based on their performance and contributions to our company, that will attract, motivate and retain individuals that will enable our company to successfully compete with other financial institutions in our markets;

●
provide incentives that reward executives for attaining predetermined objectives that promote and reward individual performance, company financial performance, achievement of strategic goals and company stock performance;

●	instill in our executives a long-term commitment and a sense of ownership through the use of equity-based compensation; and

●	ensure that the interests of our executives are aligned with our shareholders’ interests.

TARP Compensation Standards

On November 21, 2008, Porter Bancorp became a participant in the U.S. Treasury’s Capital Purchase Program (“CPP”). As a result, we are required to comply with a number of executive compensation standards during the period of time in which the U.S. Treasury holds an equity position in Porter Bancorp. On February 17, 2009, the America Reinvestment and Recovery Act of 2009 (“ARRA”) required the U.S. Treasury to enact additional compensation standards. The Compensation Committee has taken a number of actions in order to comply with the provisions of CPP and ARRA:

●
Met with senior risk officers two times in 2010 to review senior executive officer compensation plans and employee incentive compensation plans and the risks associated with these plans. The risk assessment is described in more detail beginning under Incentive Compensation Plan Risk Assessment;

●	Reviewed and revised bonus and other incentive plans to ensure that the plans are in compliance with ARRA;

●
Required all senior executive officers and next twenty most highly compensated employees to enter into clawback agreements, which requires them to return any bonus payment or award made during the CPP period based upon materially inaccurate financial statements or performance metrics. Each of our current executive officers has agreed that their separation entitlements and bonuses, retention awards and other incentive compensation will comply with these standards;

●	Restructured our Compensation Committee to include only independent directors; and

●	Adopted a policy regarding luxury or excessive expenditures.

As required by CPP (and now by the SEC), we provide an annual “say on pay” advisory vote regarding executive compensation. In last year’s “say on pay” vote, we received majority approval of our executive compensation programs, with more than 91% of the votes being cast in favor of our pay programs. Because we continue to participate in CPP, we continue to be required to include a non-binding shareholder vote to approve compensation as disclosed in this proxy statement, which we have included as Proposal 2. We will not be subject to the so-called “say on pay” frequency vote required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act until after our repayment of TARP preferred stock.

Executive Compensation Components

Our compensation program is comprised of three components:

●	Base salary that is competitive with levels paid by comparable financial institutions;
●	Annual incentive cash payments based on the attainment of targeted performance goals; and
●	Equity-based compensation, consisting of stock options and restricted stock, based on the attainment of targeted performance goals.

The executive compensation plan provides a compensation package that is driven by our overall financial performance and is competitive with the public and non-public financial institutions in our market to enable us to attract and retain executives who we believe are critical to our future success.  The plan establishes a range of percentages of total compensation for each of the three components set forth above.  For each of our executives, base salary constitutes between 50% and 70% of total compensation, cash incentives constitutes between 10% and 20%, and equity based compensation constitutes between 20% and 30%.  The Committee will establish the target percentage of compensation for each of the three components at the beginning of each year. We have agreed with the Federal Reserve to obtain its written consent prior to increasing any salaries or bonuses of our insiders.

Base Salary.  When establishing base salaries for our executives, we consider the scope of executive responsibilities and publicly available information concerning the compensation paid to executives with similar levels of responsibility by other comparable public and non-public financial institutions in our market.  Although we do not attempt to set the salaries of our executives to fall within a certain percentage range compared to the salaries paid by other comparable institutions, we do consider compensation data from comparable institutions to satisfy ourselves that the compensation we pay is competitive and sufficient to recruit and retain the talented employees our business requires to be successful.  Our practice has been to increase base salaries by between 3% and 5% annually to account for a cost of living adjustment, considering an individual executive’s performance when determining the percentage within that range.

For 2010, management and the Compensation Committee determined that it was in the Company’s best interest to implement a company-wide salary freeze given the sustained weakness in business and economic conditions generally in our markets.  Upon management’s recommendation, the Compensation Committee agreed to hold salaries for all named executive officers at the same level for 2010.  The Committee reviewed 2008 publicly available national peer group data as compiled by SNL Financial in the 2009 Executive Compensation Review, the most recent data available, to ensure that our base salaries, from which total compensation is derived from, were competitive with comparable financial institutions.  The publicly available data showed base salary and total compensation, which included base salary, annual bonus, other annual compensation, restricted stock awards, performance units and other compensation paid due to long-term incentive plans.  The peer groups were: (i) the 64 financial institutions in the Midwest with assets of $1 billion to $5 billion, (ii) the 29 financial institutions nationwide with assets of $1 billion to $5 billion and a ROAE of between 5.00% and 7.49%. As of December 31, 2009, we had total assets of approximately $1.8 billion and our return on average equity for 2009 was approximately 6.79%.   The Committee evaluated data on the chief executive officer compensation of the two peer groups for Mr. Porter and Ms. Bouvette and on the chief operating officer and chief financial officer compensation of the two peer groups for Mr. Pierce. The Committee evaluated data on the chief credit officer compensation of the two peer groups for Mr. Harris because his level of responsibility in the organization is the most comparable to the chief credit officer in the public information that was available.

The following table shows the median base salary for 2008 paid to chief executive officers, chief financial officers, chief operating officers and chief credit officers of the two peer groups described above:

Position	Median Base Salary of Midwest Financial Institutions with Assets of $1 billion to $5 billion	Median Base Salary of Financial Institutions with Assets of $1 billion to $5 billion and ROAE of between 5.00% and 7.49%
CEO	$344,514	$365,826
CFO	190,000	198,900
COO	272,097	226,863
CCO	199,912	189,912

The following table shows the median total compensation for 2008 paid to chief executive officers, chief financial officers, chief operating officers and chief credit officers of the two peer groups described above:

Position	Median Total Compensation of Midwest Financial Institutions with Assets of $1 billion to $5 billion	Median Total Compensation of Financial Institutions with Assets of $1 billion to $5 billion and ROAE of between 5.00% and 7.49%
CEO	$464,003	$521,857
CFO	235,187	242,657
COO	346,532	273,100
CCO	269,652	341,924

For 2011, the Committee used the same process for evaluating base salaries for all of our named executives as has been used in previous years.  The Committee reviewed 2009 publicly available national peer group data as compiled by SNL Financial in its 2010 Executive Compensation Review, the most recent data available, to ensure that our base salaries, and our incentive compensation that is determined as a percentage of base salary, were competitive with comparable financial institutions.  The publicly available data showed base salary and total compensation, which included base salary, annual bonus, other annual compensation, restricted stock awards, performance units and other compensation paid due to long-term incentive plans.  The peer groups were: (i) the 53 financial institutions in the Midwest with assets of $1 billion to $5 billion, (ii) the 153 financial institutions nationwide with assets of $1 billion to $5 billion and a ROAE of less than 5.00%.  As of December 31, 2010, we had total assets of approximately $1.7 billion and our return on average equity for 2010 was approximately (-2.33%).

The following table shows the median base salary for 2009 paid to chief executive officers, chief financial officers, chief operating officers and chief credit officers of the two peer groups described above:

Position	Median Base Salary of Midwest Financial Institutions with Assets of $1 billion to $5 billion	Median Base Salary of Financial Institutions with Assets of $1 billion to $5 billion and ROAE of less than 5.00%
CEO	$350,000	$368,407
CFO	195,599	200,000
COO	207,771	235,001
CCO	194,977	192,477

The following table shows the median total compensation for 2009 paid to chief executive officers, chief financial officers, chief operating officers and chief credit officers of the two peer groups described above:

Position	Median Total Compensation of Midwest Financial Institutions with Assets of $1 billion to $5 billion	Median Total Compensation of Financial Institutions with Assets of $1 billion to $5 billion and ROAE of less than 5.00%
CEO	$399,203	$442,606
CFO	227,292	234,685
COO	298,844	322,935
CCO	215,365	213,843

Cash Incentives. Under our 2010 cash incentive plan, our named executive officers that served on the Company’s managed asset committee (“MAC Members”), which included Mr. Porter, Ms. Bouvette and Mr. Pierce, were able to earn up to a maximum of 20% of their base salary based upon our attainment of pre-established performance objectives and 20% of their base salary based upon our attainment of asset quality objectives.  Named executive officers that were not MAC Members, including Mr. Harris, were able to earn up to a maximum of 30% of their base salary based upon our attainment of pre-established performance objectives.

Under the CPP compensation regulations, no payments or accruals of bonuses, retention awards or incentive compensation are permitted to be paid to the five most highly compensated employees of Porter Bancorp, during the period of time in which the U.S. Treasury holds an equity position in Porter Bancorp.  The Company is permitted, however, to grant employees long-term restricted common stock in an amount that does not exceed 1/3 of the employee’s total annual compensation. The determination of the five most highly paid employees is done on an annual basis.  For 2010, each of Mr. Porter, Ms. Bouvette and Mr. Pierce was one of the Company’s five most highly paid employees.

As a result of the restrictions on payments or accruals of bonuses, retention awards or incentive compensation to the five most highly compensated employees, effective for the year 2010, the Compensation Committee determined to grant the five most highly compensated employees additional shares of restricted stock if the pre-established performance measures described above were satisfied. The fair market value of the shares granted to each of these employees would be equal to the amount of the incentive cash bonus they would have received under the cash incentive bonus up to a maximum of 1/3 of the employee’s total annual compensation.  The shares granted to these employees would vest in proportion to future redemption of the preferred stock held by the U.S. Treasury and be subject to the other terms set forth in the Treasury regulations.

The performance criteria objectives were earnings per share, return on average assets, return on average equity, net interest margin and efficiency.  We used these performance criteria metrics because we believe that these are the metrics that (i) drive shareholder value and (ii) are used by our investors to evaluate us.  We use corporate performance measures instead of individual performance measures because our philosophy emphasizes teamwork. The performance components, except earnings per share, were measured against our peers’ performance.  We believe that measuring our performance against our peers is more appropriate because it (i) reduces the subjectivity that may exist in the budgetary process, (ii) takes into consideration changes in business conditions that affect the entire industry over the year and (iii) provides an incentive for our executives to try to outperform our peers on a relative basis.  Our peer group included:

●	Bank of Kentucky Financial Corporation
●	Community Bank Shares of Indiana, Inc.
●	Community Trust Bancorp, Inc.
●	Farmers Capital Bank Corporation
●	First Financial Service Corporation
●	MainSource Financial Group, Inc.
●	Republic Bancorp, Inc.
●	S.Y. Bancorp, Inc.

The peer group, which consists of publicly traded bank holding companies of comparable size that compete in our markets, was selected by management and the Compensation Committee.

Our earnings per share goal is measured against our prior year performance to reward only year-over-year improvement in earnings per share.  We use earnings per share over a one-year period because that is one of the most prevalent metrics for bank performance in the marketplace.

The following table shows the pre-established 2010 Company performance targets and the corresponding percentage of salary earned for attaining the target for MAC Members:

Objective	Level 1 Target Goal	Cash award as percentage of Salary	Level 2 Target Goal	Cash award as percentage of Salary
Earnings per share	105% of 2009 EPS	2%	110% of 2009 EPS	4%
Return on average assets	100% of peer median	2%	110% of peer median	4%
Return on average equity	100% of peer median	2%	110% of peer median	4%
Net interest margin	100% of peer median	2%	110% of peer median	4%
Efficiency ratio	100% of peer median	2%	110% of peer median	4%

Total		10%		20%

The following table shows the pre-established 2010 targets and the corresponding percentage of salary earned for attaining the target for non-MAC Members:

Objective	Level 1 Target Goal	Cash award as percentage of Salary	Level 2 Target Goal	Cash award as percentage of Salary
Earnings per share	105% of 2009 EPS	3%	110% of 2009 EPS	6%
Return on average assets	100% of peer median	3%	110% of peer median	6%
Return on average equity	100% of peer median	3%	110% of peer median	6%
Net interest margin	100% of peer median	3%	110% of peer median	6%
Efficiency ratio	100% of peer median	3%	110% of peer median	6%

Total		15%		30%

The cash incentive plan for both MAC and non-MAC participants requires that we achieve threshold performance goals of 0.50% for return on average assets and 9.0% for return on average equity before any incentive can be earned for those results, regardless of performance compared to peer median.

In 2010, Mr. Porter, Ms. Bouvette, Mr. Pierce and Mr. Harris did not earn any cash incentive bonuses for 2010.  The following table shows Porter Bancorp’s data and the individual bonus targets for our executives in 2010:

Objective	Porter Bancorp	Actual Level 1 Target	Actual Level 2 Target	Cash award as percentage of Salary
Earnings per share	$(0.60)	$1.05	$1.10	0.0%
Return on average assets	-0.25%	0.80%	0.88%	0.0%
Return on average equity	-2.33%	9.07%	9.97%	0.0%
Net interest margin	3.59%	3.85%	4.23%	0.0%
Efficiency ratio	71.96%	63.03%	57.30%	0.0%

Total				0.0%

Each named executive officer was also entitled to a supplemental senior leadership team bonus of up to $5,000 if our earnings per share increased by 10% or more in 2010 from 2009.  Our earnings per share did not increase by 10% in 2010.  As a result, no supplemental bonuses were earned in 2010.

MAC Members were also able to earn up to a maximum of 20% of their base salary based upon our attainment of pre-established asset quality metrics.  The following table shows the pre-established 2010 asset quality targets and the corresponding percentage of salary earned for attaining the target:

Objective	Level 1 Target Goal	Cash award as percentage of Salary	Level 2 Target Goal	Cash award as percentage of Salary
Ratio of NPL/Loans	3.0%	2.5%	2.0%	5%
Ratio of NPA/Assets	2.5%	2.5%	1.50%	5%
Charge-offs	0.35%	2.5%	0.25%	5%
Classified Credit Balances	$100 million	2.5%	$80 million	5%

Total		10%		20%

In 2010, the Company did not attain any of the pre-established asset quality metrics.  As a result, MAC Members did not earn any cash incentive bonuses for asset quality in 2010.

For 2011, the Compensation Committee adopted a cash incentive plan that is based solely on the Company’s performance. Under the revised plan, named executive officers will be able to earn up to a maximum of 30% of their base salary based upon our attainment of pre-established performance objectives.  The following table shows the pre-established 2011 targets and the corresponding percentage of salary earned for attaining the target:

Objective	Level 1 Target Goal	Cash award as percentage of Salary	Level 2 Target Goal	Cash award as percentage of Salary
Earnings per share	100% of target	3%	110% of target	6%
Return on average assets	100% of peer median	3%	110% of peer median	6%
Return on average equity	100% of peer median	3%	110% of peer median	6%
Net interest margin	100% of peer median	3%	110% of peer median	6%
Efficiency ratio	100% of peer median	3%	110% of peer median	6%
Total		15%		30%

The cash incentive plan requires that we achieve threshold performance goals of 0.50% for return on average assets and 9.0% for return on average equity before any incentive can be earned for those results, regardless of performance compared to peer median.

The performance components, except earnings per share, will still be measured against our peers’ performance.  Historically, our earnings per share goal has been measured against our prior year performance.  Since we had a loss in 2010, we established an earnings per share target for the year 2011.  The Compensation Committee determined to keep the same peer group, which includes:

●	Bank of Kentucky Financial Corporation
●	Community Bank Shares of Indiana, Inc.
●	Community Trust Bancorp, Inc.
●	Farmers Capital Bank Corporation
●	First Financial Service Corporation
●	MainSource Financial Group, Inc.
●	Republic Bancorp, Inc.
●	S.Y. Bancorp, Inc.

As discussed above, under the CPP compensation regulations, no payments or accruals of bonuses, retention awards or incentive compensation are permitted to be paid to the five most highly compensated employees of Porter Bancorp, during the period of time in which the U.S. Treasury holds an equity position in Porter Bancorp.  The Company is permitted, however, to grant employees long-term restricted common stock in an amount that does not exceed 1/3 the employee’s total annual compensation. The determination of the five most highly paid employees is done on an annual basis.  For 2011, each of Mr. Porter, Ms. Bouvette and Mr. Pierce are one of the Company’s five most highly paid employees.  As a result of the restrictions on payments or accruals of bonuses, retention awards or incentive compensation to the five most highly compensated employees, effective for the year 2011, the Compensation Committee determined to grant the five most highly compensated employees additional shares of restricted stock if the pre-established performance measures described above are satisfied. The fair market value of the shares granted to each of these employees will be equal to the amount of the incentive cash bonus they would have received under the cash incentive bonus described above.  The shares granted to these employees will be subject to the terms set forth in the Treasury regulations.

Equity-Based Compensation.  In February 2006, we established the Porter Bancorp, Inc. 2006 Stock Incentive Plan in anticipation of becoming a public company.  The 2006 Plan authorizes the issuance of up to 400,000 shares in the form of stock options and restricted stock awards.

The Compensation Committee has the authority to award options and restricted stock awards under the 2006 Plan and to determine the amounts and awards.  Although the 2006 Plan authorizes both stock options and restricted stock grants, the Committee has used restricted stock because it believes that restricted stock better serves our purposes of promoting employee retention and linking executives’ interests more closely with those of our shareholders and our long-term performance. Restricted stock carries the rights to vote and to receive dividends, thus encouraging stock ownership by executives. The shares of restricted stock granted to our executives may not be transferred, and, subject to a few exceptions, will be forfeited if the recipient’s employment with us ends, for a period of up to five years after the grant date. Because of the risk of forfeiture if the recipient’s employment ends before the restrictions have terminated, restricted stock grants also serve as a valuable retention tool. Grants of restricted stock also have a more favorable financial impact than stock options.

In October 2007, the Compensation Committee established an arrangement for determining the amount of restricted stock grant awards to be made each year.  The Committee sets the maximum dollar value of equity incentive compensation as a percentage of base salary.  For 2010, the maximum dollar value of equity incentive compensation as a percentage of base salary was 45% for Mr. Porter, Ms. Bouvette and Mr. Pierce and 30% for all other senior executives, which we refer to as the “equity goal.”

This maximum dollar value assumes we achieve our maximum performance level, which is currently set at 125% of the peer average in each of the four equity incentive components, which are return on average assets, return on average equity, net interest margin and efficiency ratio.  We use these performance criteria metrics because we believe that these are the metrics that (i) drive shareholder value and (ii) are used by our investors to evaluate us.  As with our cash incentive plan, we use corporate performance measures instead of individual performance measures because our philosophy emphasizes teamwork.  The restricted shares that are granted are shares of our common stock that may not be transferred, and are subject to forfeiture, over a specified period.  The restricted stock vests at the rate of 20% on each one-year anniversary of the grant date. The named executive officers that are granted restricted shares have all of the same rights as a shareholder, including the right to vote the restricted shares and the right to receive dividends. The following table provides the reward factors for the two levels of achievement for each of the components for 2010:

Objective	Peer Median	125% of Peer Median
Return on average assets	15%	25%
Return on average equity	15%	25%
Net interest margin	15%	25%
Efficiency ratio	15%	25%
Total	60%	100%

The peer group for the calculation of equity incentive awards is comprised of the same publicly traded bank holding companies used for the cash incentive plan.  The following table shows the 2010 Porter Bancorp and peer computations using data published by SNL and the corresponding reward factor awarded:

Objective	Peer Median	125% of Peer Median	Porter Bancorp	Reward Factor
Return on average assets	0.80%	1.00%	-0.25%	0%
Return on average equity	9.07%	11.34%	-2.33%	0%
Net interest margin	3.85%	4.81%	3.59%	0%
Efficiency ratio	63.03%	50.42%	71.96%	0%
Total				0%

Based on the computations above, the named executive officers were not granted any shares of restricted stock for the Company’s performance in 2010.

For the year 2011, the Compensation Committee has approved the same formula for calculation of restricted stock awards that was used in 2010.  For 2011, the Compensation Committee set the equity goal as 30% for senior executives and 45% for Mr. Porter, Ms. Bouvette and Mr. Pierce.  Equity incentive awards are expected to be granted at the end of the first quarter or the beginning of the second quarter of each year once we receive all of the peer data necessary to make the peer average calculations.

Other Benefits

401(k) Plan. All of our full- and part-time employees, including our named executive officers, are eligible to participate in our 401(k) Plan after 90 days of employment. Subject to certain limitations imposed by federal tax laws, employees may contribute up to 15% of their compensation per year. We contribute a safe-harbor matching contribution equal to 50% of the participants’ first 4% of deferred compensation contribution. At our discretion, we may make an additional contribution each plan year.

Supplemental Executive Retirement Plan.  PBI Bank has a Supplemental Executive Retirement Plan to provide additional benefits for certain key officers.  David B. Pierce is the only named executive officer that participates in the SERP. It is not currently anticipated that any other executives will be added to this plan.

Pursuant to the SERP, we are obligated to pay each participant, or his or her beneficiaries, at the participant’s retirement or death, monthly retirement income for 10 years equal to 30% of the participants projected salary.  Participants begin to vest in this benefit after five years of service and fully vest after ten years of service.  In addition, we must pay benefits if the participant’s employment terminates before retirement age (other than by death or for cause) or if the participant is terminated within three years following a change-in-control.  The payment of benefits upon a change-in-control is described under the heading “Potential Payments Upon Termination or Change-In-Control” in the Executive Compensation section.  The estimated cost of the plan is being accrued over the period of active employment of the participants. We adopted this plan in 2004. As of December 31, 2010, $1,161,000 had been accrued as a liability for the plan. The amount charged to operations totaled $264,000 in 2010.  In order to provide earnings to offset plan expenses, PBI Bank purchased life insurance on the plan participants.  As of December 31, 2010, the cash surrender value of the bank owned life insurance was approximately $7.8 million.  Income earned from the cash surrender value of the life insurance totaled $296,000 in 2010.

Incentive Compensation Plan Risk Assessment

The Compensation Committee met with the Company’s senior risk officers two times in 2010 to review the Company’s incentive compensation plans. The Company’s senior risk officers discussed with the Committee the long and short term risks to the value of the Company, and how compensation elements might incentivize senior executive officers or other employees.  As part of this assessment, the Committee identified all of the Company’s incentive plans.  The Committee then reviewed its previously established risk objectives, which are:

●
Awards should be structured to be paid over a time horizon that takes into account the risk horizon so that the payment reflects whether the employee's performance over the service period has contributed to the long-term value of the Company;

●	The incentive must reflect competitive compensation sufficient to retain and recruit talented employees to contribute to the Company's future success;

●	Compensation should be allocated among various short and long term incentives and among equity and cash incentives based on the specific role of the employee;

●	A significant portion of senior level position compensation should be long-term compensation that aligns the interest of the employee with the interests of shareholders and taxpayers;

●
The performance period for performance pay should be tailored to encompass individual performance or performance of the relevant business unit, taking into account business objectives, and taking into account multiple factors such as revenue production, expertise, compliance, and leadership;

●	Performance measures may relate to employee compliance with corporate policies;

●	The performance measures should not be so great that the arrangement fails to provide an adequate incentive for the employee to perform, and the metrics should be measurable and enforceable; and

●	That a significant portion of compensation should be performance-based for higher levels of responsibility.

The Committee then identified the possible risk factors that should be considered in reviewing the various incentive compensation plans. These risks included:

●	Financial Risk: Risk that employee compensation plans or features could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

●	Regulatory Risk: Risk of financial or reputational loss caused by a failure to comply with legal rules, regulations or guidelines, including those set by regulatory bodies;

●
Credit Risk: Risk that a plan or feature could encourage a lender to promote a loan transaction that is not in the Company’s best interest and the borrower subsequently becoming insolvent or otherwise unable to meet its financial obligations;

●	Operational Risk: Risks that losses could arise from human error, including judgmental error, or a failure in internal controls or systems related to the Company’s incentive plans;

●
Reputational Risk: Risk of exposure to criticism from shareholders, the general public and customers, difficulty with proxy voting on proposals regarding executive compensation and/or share availability, and board embarrassment;

●	Litigation Risk: Risk of losses and other expenses that arise from alleged breaches or violations of compensation plans; and

●	Enterprise Risk: Risk that could endanger the Company's existence as an ongoing enterprise;

The Committee then reviewed each of the plans.  The Committee identified the risks involved with each of the plans and determined that the risks involved in each of the plans was acceptable, subject to compliance with internal controls and normal monitoring.  As a result, the Committee determined that none of the Company’s plans created risks that were reasonably likely to have a material adverse effect on the Company.  In early 2011, management, upon consultation with the Committee, determined to eliminate all fee-sharing arrangements that had previously been in place with the Company’s lenders.  The Committee and management believe that this action further reduces the risk exposure of the Company going forward.

COMPENSATION COMMITTEE REPORT

Porter Bancorp’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

In addition, as required by the provisions of the U.S. Treasury’s Capital Purchase Program, the Committee certifies: (1) it has reviewed with senior risk officers the senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of Porter Bancorp; (2) it has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Porter Bancorp; and (3) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Porter Bancorp to enhance the compensation of any employee.

The Compensation Committee
W. Glenn Hogan, Chairman
Stephen A. Williams
W. Kirk Wycoff

EXECUTIVE COMPENSATION

The following table discloses the compensation received by Porter Bancorp’s chief executive officer, chief financial officer, and the other most highly paid executive officers (all four of these individuals are referred to as the “named executive officers”) during the year ended December 31, 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus	Stock Award(1)		Option Awards	Non-Equity Incentive Plan Compensation(2)		Change in Nonqualified Deferred Compensation Earnings(3)		All Other Compensation(4)		Total

J. Chester Porter	2010		$350,000	-		$118,125	-		$0		-		$44,433		$512,558
Chairman of the Board and General Counsel of Porter Bancorp and PBI Bank	2009 2008	$ $	350,000 350,000	-	$ $	86,621 73,507	-	$ $	63,000 $63,000		-	$ $	46,645 49,145	$ $	546,266 536,652

Maria L. Bouvette	2010		$350,000	-		$118,125	-		$0		-		$23,880		$492,005
President and CEO of Porter Bancorp and PBI Bank	2009 2008	$ $	350,000 350,000	-	$ $	86,621 73,507	-	$ $	63,000 63,000		-	$ $	38,930 41,430	$ $	538,551 527,937

David B. Pierce	2010		$245,000	-		$82,688	-		$0		$55,687		$33,663		$417,038
Chief Financial Officer of Porter Bancorp and Chief Strategic Officer of PBI Bank	2009 2008	$ $	245,000 245,000	-	$ $	60,640 51,448	-	$ $	44,100 44,100	$ $	51,932 48,915	$ $	38,725 39,225	$ $	440,397 428,688

C. Bradford Harris	2010		$136,500	-		$30,713	-		$0		-		$12,221		$179,434
Executive Vice President and Corporate General Counsel of Porter Bancorp	2009 2008	$ $	136,500 136,500	- -	$ $	22,518 27,305	-	$ $	24,570 24,570		-	$ $	15,573 15,573	$ $	198,711 203,498
________

(1)
The grant date fair value for each restricted stock award listed in this column is $11.39 for 2009 and $18.60 for 2008.  Each of the named executive officers was granted shares of restricted stock in 2009 and 2008 based on the Company’s 2008 and 2007 performance as more fully described in the Compensation Discussion and Analysis.  The restricted shares vest in one-fifth increments every one year anniversary of the grant date over five years.

(2)
The amounts reflect the cash awards paid to the named executives under the Cash Incentive Plan, which is discussed in further detail under the heading “Cash Incentives,” under “Executive Compensation Components.”

(3)
The amounts reflect the increase in the present value of Supplemental Executive Retirement Benefit accrual from the previous year for the named executive officer’s benefit.  Please see Pension Benefits table for explanation of benefit and disclosure of present value of accumulated benefit as of December 31, 2009.

(4)	All other compensation for the named executive officers is set forth below.

Name	Vehicle Allowance	401(k) Matching Contribution	Premiums Paid for Life Insurance For Benefit of Employee	Director Fees	Total Other Compensation
J. Chester Porter	19,783	$ 4,900	-	$ 19,750	$ 44,433
Maria L. Bouvette	0	4,130	-	19,750	23,880
David B. Pierce	8,803	4,900	$ 13,960	6,000	33,663
C. Bradford Harris	9,000	3,221	-	-	12,221

Grants of Plan-Based Awards

The following table details all equity-based and non-equity awards granted in 2010 to each of the officers named in the Summary Compensation Table.

Our equity grants have been issued under the Porter Bancorp, Inc. 2006 Stock Incentive Plan, which was established in February 2006 in anticipation of becoming a public company.  The 2006 Plan authorizes the issuance of up to 400,000 shares in the form of stock options and restricted stock awards.  Although the 2006 Plan authorizes both stock options and restricted stock grants, at this time, the Company is currently awarding restricted stock only.  The method for granting restricted stock is more fully described in the Compensation Discussion and Analysis.

Under our cash incentive plan, the named executive officers are able to earn up to a maximum of 30% of their base salary based upon our attainment of pre-established targets for the performance criteria components set forth in the table below.  The following table shows the pre-established 2010 Company performance targets and the corresponding percentage of salary earned for attaining the target:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of
Name	Grant Date	Approval Date	Threshold	Maximum	Units (2)	Stock Awards
J. Chester Porter	n/a 3/09/10	n/a 3/09/10	$52,500	$105,000	10,693	$118,125

Maria L. Bouvette	n/a 3/09/10	n/a 3/09/10	$52,500	$105,000	10,693	$118,125

David B. Pierce	n/a 3/09/10	n/a 3/09/10	$36,750	$73,500	7,485	$82,688

C. Bradford Harris	n/a 3/09/10	n/a 3/09/10	$20,475	$40,950	2,781	$30,713

(1)
Under our cash incentive plan, the named executive officers are able to earn up to a maximum of 30% of their base salary based upon our attainment of pre-established targets for the performance criteria components set forth in the table below.  The following table shows the pre-established 2010 Company performance targets and the corresponding percentage of salary earned for attaining the target:

Objective	Level 1 Target Goal	Cash award as percentage of Salary	Level 2 Target Goal	Cash award as percentage of Salary
Earnings per share	100% of target	3%	110% of target	6%
Return on average assets (0.5% threshold)	100% of peer median	3%	110% of peer median	6%
Return on average equity (9.0% threshold)	100% of peer median	3%	110% of peer median	6%
Net interest margin	100% of peer median	3%	110% of peer median	6%
Efficiency ratio	100% of peer median	3%	110% of peer median	6%
Total		15%		30%

The amounts shown in the “Threshold” column assumes that each of our Level 1 target goals for each of the performance criteria components have been attained as more fully described in “Compensation Discussion and Analysis – Executive Compensation Components – Cash Incentives.”  The threshold amount will be reduced by 3% of each named executive officer’s base salary for any Level 1 target goal not achieved.  The amounts shown in the “Maximum” column assumes that each of our Level 2 target goals for each of the performance criteria components has been attained.  Actual cash incentive compensation may range from zero to the amounts set forth in the Maximum column.

(2)
The 2010 equity-based awards for Mr. Porter, Ms. Bouvette, Mr. Pierce and Mr. Harris were made under the 2006 Stock Incentive Plan.   Grants of restricted stock on March 9, 2010 were awarded based on the company’s performance in 2009, which was equal to 33.75% of the base salary of Mr. Porter, Ms. Bouvette and Mr. Pierce and 22.5% of the base salary of Mr. Harris.  The restricted shares are shares of our common stock that may not be transferred, and are subject to forfeiture, over a specified period.  The named executive officers that are granted restricted shares have all of the same rights as a shareholder, including the right to vote the restricted shares and the right to receive dividends The restricted stock vests at the rate of 20% on each one-year anniversary of the grant date.  If a named executive officer ceases to be employed for any reason, the officer will automatically forfeit the unvested portion of the restricted shares.  In the event of a change in control, the restriction on the sale of any unvested restricted shares will end.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
J. Chester Porter	-	-	-	-	-	2,746(3) 6,709(4) 10,693(5)	$ 28,312 $ 69,170 $110,245	-	-

Maria L. Bouvette	-	-	-	-	-	2,746(3) 6,709(4) 10,693(5)	$ 28,312 $ 69,170 $110,245	-	-

David B. Pierce	-	-	-	-	-	1,923(3) 4,697(4) 7,485(5)	$ 19,826 $ 48,426 $ 77,171	-	-

C. Bradford Harris	5,789(1)	-	-	$19.11	10/19/2011	1,389(2) 1,021(3) 1,744(4) 2,781(5)	$ 14,321 $ 10,527 $ 17,981 $ 28,673	-	-
___________________
(1)
The options were issued under our Stock Incentive Plan on October 19, 2006.  All of the options are exercisable.  The number of shares has been adjusted to reflect a 5% stock dividend paid on November 10, 2008, a 5% stock dividend paid on November 19, 2009 and a 5% stock dividend paid on December 14, 2010.

(2)	These restricted shares were issued pursuant to the Porter Bancorp, Inc. 2006 Stock Incentive Plan on October 19, 2006. These shares of restricted stock vest in one-tenth increments every one year anniversary of the grant date over ten years.

(3)	These restricted shares were issued pursuant to the Porter Bancorp, Inc. 2006 Stock Incentive Plan on April 11, 2008. These shares of restricted stock vest in one-fifth increments every one year anniversary of the grant date over five years.

(4)	These restricted shares were issued pursuant to the Porter Bancorp, Inc. 2006 Stock Incentive Plan on March 20, 2009. These shares of restricted stock vest in one-fifth increments every one year anniversary of the grant date over five years.

(5)	These restricted shares were issued pursuant to the Porter Bancorp, Inc. 2006 Stock Incentive Plan on March 9, 2010. These shares of restricted stock vest in one-fifth increments every one year anniversary of the grant date over five years.

(6)	Based on the closing price of $10.31 of our common stock at December 31, 2010.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

J. Chester Porter	—	—	1,677 (1)	$18,782(2)
			958 (3)	$12,971(4)
Maria L. Bouvette	—	—	1,677 (1)	$18,782 (2)
			958 (3)	$12,971(4)
David B. Pierce	—	—	1,174(1)	$13,149(2)
			671(3)	$ 9,085(4)
C. Bradford Harris	—	—	436(1)	$ 4,883(2)
			356(3)	$ 4,820(4)
			265(5)	$ 2,759(6)
____________________
(1)      One-fifth of the restricted shares awarded on March 20, 2009 vested on March 20, 2010.
(2)      Based on the closing price of $11.20 of our common stock at March 20, 2010.
(3)      One-fifth of the restricted shares awarded on April 11, 2008 vested on April 11, 2010.
(4)      Based on the closing price of $13.54 of our common stock at April 11, 2010.
(5)      One-tenth of the restricted shares awarded on October 19, 2006 vested on October 19, 2010.
(6)      Based on the closing price of $10.41of our common stock at October 19, 2010.
Pension Benefits

The following table sets forth, in specified years of credited service, the estimated present value of accumulated benefits under the supplemental executive retirement plan adopted by the Bank in July 2004.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits (1)	Payments During Last Fiscal Year
David B. Pierce	Supplemental executive retirement plan	N/A	$ 302,933	—
_____________________
(1)
Reports the present value of the obligation to Mr. Pierce upon retirement at age 62 as of the end of the fiscal year.  The plan is designed to provide monthly retirement income to Mr. Pierce for ten years equal to 30% of his projected salary at age 62.  This projected salary was determined at plan inception.  The present value utilizes a discount rate of 6%.  The supplemental executive retirement plan is discussed in further detail under the heading “Other Benefits” in the Compensation Discussion and Analysis section.

Potential Payments upon Termination or Change-in-Control

We have no agreements or understandings with our executive officers that provide for payments upon termination of employment or a change-in-control of our Company, except for the automatic vesting of restricted stock and the benefits that participants in the Supplemental Executive Retirement Plan, including Mr. Pierce, may receive upon retirement or other terminations of employment.

Subject to any change of control limitations required by ARRA, upon a change of control followed within 36 months by the voluntary or involuntary termination of employment, a plan participant will receive a lump sum payment equal to the present value of the obligation such participant would be entitled to receive upon retirement at age 62.  A change of control is defined under the Plan as (a) the acquisition of 50% or more of our capital stock, (b) a change in the composition of a majority of our directors or (c) the adoption of a merger, consolidation or reorganization plan by the board of directors in which the Company is not the surviving entity.  Under this change of control provision, Mr. Pierce would have received a lump sum payment equal to $590,776 if he had been terminated on December 31, 2010 and a change of control of the Company had occurred within three years prior to such date.  The Supplemental Executive Retirement Plan is described in further detail under the heading “Other Benefits” in the Compensation Discussion and Analysis section.

EQUITY PLAN INFORMATION

The following table provides information about our equity compensation plans as of December 31, 2010.

Plan category	Number of securities to be issued upon exercise of outstanding options,		Weighted-average exercise price of outstanding options,	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in
Equity compensation plans approved by shareholders	86,469	(1)	$20.72	208,222(2)
Equity compensation plans not approved by shareholders	—		—	—

Total	86,469		$20.72	208,222

(1)
Includes 41,314 shares of common stock under the Porter Bancorp, Inc. 2006 Stock Incentive Plan and 45,155 shares of common stock under the Porter Bancorp, Inc. 2006 Non-employee Directors Stock Ownership Incentive Plan.

(2)
160,922 shares may be issued under our 2006 Stock Incentive Plan as stock options or restricted stock grants and 47,300 shares may be issued under our Non-employee Directors Stock Ownership Incentive Plan as stock options or grants of restricted stock.

PROPOSAL NO. 2 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

As previously discussed in the Compensation Discussion and Analysis, Congress enacted ARRA in February 2009. ARRA imposes a number of requirements on financial institutions, such as Porter Bancorp, that received an investment under the Capital Purchase Program of the United States Treasury’s Troubled Asset Relief Program. One of the requirements is that at each annual meeting of shareholders during the period in which any obligation arising from TARP financial assistance remains outstanding, TARP recipients must permit a separate nonbinding “say on pay” shareholder vote to approve the compensation of executives.

In January 2011, the SEC adopted amendments to the Securities Exchange Act of 1934 that require companies to conduct a shareholder advisory vote on executive compensation and a separate shareholder vote to determine how often the company will conduct such shareholder advisory vote. Under the amendments, companies that still have outstanding obligations under TARP and therefore must already hold an annual “say on pay” vote, are not required to conduct a “say on pay” frequency vote until they are no longer subject to ARRA as a TARP recipient.

This proposal gives you as a shareholder the opportunity to vote for or against the following resolution:

“RESOLVED, that the shareholders approve Porter Bancorp’s overall pay-for-performance executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

Shareholders are encouraged to carefully review the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Board of Directors Recommendation

Our overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. We believe our compensation policies and procedures emphasize a pay-for-performance structure and are strongly aligned with the long-term interests of our shareholders, as described in the Compensation Discussion and Analysis. The Compensation Committee oversees our executive compensation program and regularly monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with shareholder interests.

Our Board and our Compensation Committee believe that our commitment to these responsible compensation practices justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

The Board unanimously recommends you vote “FOR” this Proposal 2. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed on the proxy card.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Engagement of Independent Auditors

At its meeting held on March 24, 2010, the Audit Committee selected Crowe Horwath, LLP to serve as Porter Bancorp’s independent registered public accounting firm and auditors for the fiscal year ending December 31, 2010.  Crowe Horwath, LLP or its predecessor has served as Porter Bancorp’s independent registered public accounting firm since the 1988 fiscal year.  Crowe Horwath, LLP representatives are expected to attend the 2011 Annual Meeting and will be available to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

Fees Incurred by Porter Bancorp for Crowe Horwath, LLP

The following table presents fees for professional services rendered by Crowe Horwath, LLP for the audit of the Corporation’s annual financial statements for 2010 and 2009 and fees billed for audit-related services, tax services, and all other services rendered by Crowe Horwath, LLP for 2010 and 2009.

	2010	2009

Audit Fees	$222,030	$228,3$47
Audit-Related Fees	106,550	35,875
Tax Fees	25,550	28,700
All Other Fees	16,560	4,655

As defined by the SEC, (i) “audit fees” are fees for professional services rendered by the company’s principal accountant for the audit of the company’s annual financial statements and review of financial statements included in the company’s Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) “audit-related fees” are fees for assurance and related services by the company’s principal accountant that are reasonably related to the performance of the audit or review of the company’s financial statements and are not reported under “audit fees,” including fees related to the Company’s registration on Form S-4 in 2009 and registration on Form S-3 in 2010; (iii) “tax fees” are fees for professional services rendered by the company’s principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by the company’s principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

Under applicable SEC rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditors in order to ensure that they do not impair the auditors’ independence. The SEC’s rules specify the types of non-audit services that an independent auditor may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent auditors.

Consistent with the SEC’s rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent auditors to us or any of our subsidiaries. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is comprised of three directors, each of whom the Board has determined to be an independent director as defined by the NASDAQ corporate governance rules. The duties of the Audit Committee are summarized in this Proxy Statement under “Committees of the Board” and are more fully described in the Audit Committee charter adopted by the Board of Directors.

It is the responsibility of management to prepare the consolidated financial statements and the responsibility of Crowe Horwath, LLP, Porter Bancorp’s independent registered public accounting firm, to audit the consolidated financial statements in accordance with the United States generally accepted auditing standards.

In connection with its review of Porter Bancorp’s consolidated financial statements for 2010, the Audit Committee:

●	has reviewed and discussed the audited consolidated financial statements with management;

●
has discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company accounting Oversight Board in Rule 3200T;

●
has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence; and

●	has approved the audit and non-audit services of the independent registered public accounting firm for 2010.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for 2010 be included in Porter Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

Members of the Audit Committee:

David L. Hawkins, CPA, Chairman
Sidney L. Monroe, CPA
Stephen A Williams

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be brought before Porter Bancorp’s 2012 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of Porter Bancorp at the address below no later than December 20, 2011.  The notice of a proposed item of business must provide information as required in our bylaws which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own; and any material interest you have in the proposal.  In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2012 Annual Meeting of Shareholders, the proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Porter Bancorp, Inc.
Attn: Corporate Secretary
2500 Eastpoint Parkway
Louisville, Kentucky 40223

If you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Corporate Secretary must receive this notice not later than December 20, 2011.  The notice of a proposed director nomination must provide information as required in our bylaws which, in general, require that the notice of a director nomination include your name, address and a representation that you are a shareholder and entitled to vote for directors; the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request made to the Corporate Secretary at the address above.

GENERAL INFORMATION

Financial Information

A copy of our 2010 Annual Report on Form 10-K is enclosed.  Shareholders and prospective investors may request a copy of our 2010 Annual Report on Form 10-K by writing to C. Bradford Harris, Corporate General Counsel, Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223. The Form 10-K is also available from the SEC’s website at www.sec.gov or from our website at www.pbibank.com.  Click on “Investor Relations” and “SEC Filings.”

Solicitation of Proxies

Porter Bancorp will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Porter Bancorp by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means.

0

REVOCABLE PROXY

PORTER BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

2500 EASTPOINT PARKWAY
LOUISVILLE, KENTUCKY 40223

May 18, 2011, 9:00 A.M. EDT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PORTER BANCORP, INC.

The undersigned hereby appoints David B. Pierce and C. Bradford Harris attorneys-in-fact and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders to be held on May 18, 2011 at 9:00 a.m. E.D.T., and at any adjournments or postponements of the Annual Meeting, and to vote as specified on the reverse all shares of the Common Stock of Porter Bancorp, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

PORTER BANCORP, INC.

May 18, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at www.pbibank.com under "Investor Relations."

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20730000000000000000 5   051811

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE LISTED DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS: Nominees for a term of one year:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Maria L. Bouvette
- ○ David L. Hawkins
- ○ W. Glenn Hogan
- ○ Sidney L. Monroe
- ○ J. Chester Porter
- ○ Stephen A. Williams
- ○ W. Kirk Wycoff

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.	☐	☐	☐

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF IT.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.